UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
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☑ Definitive Proxy Statement
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☐ Soliciting Material Pursuant to Section 240.14a-12

OLYMPIC STEEL, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

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Olympic Steel, Inc., 5096 Richmond Road, Bedford Heights, OH 44146 (216) 292-3800

To Our Shareholders:

You are invited to attend the 2006 Annual Meeting of Shareholders of Olympic Steel, Inc. to be held at Radisson Quad City Plaza, 111 East 2nd Street, Davenport, Iowa 52801, on Thursday, April 27, 2006, at 10:00 a.m. Central Time. We are pleased to enclose the notice of our Annual Meeting of Shareholders, together with a Proxy Statement, a Proxy and an envelope for returning the Proxy.

You are asked to vote for the election of Directors nominated by the Board of Directors. Your Board of Directors unanimously recommends that you vote “FOR” each of the Director-nominees in the Proxy.

Please carefully review the Proxy Statement and then complete and sign your Proxy and return it promptly. If you attend the meeting and decide to vote in person, you may withdraw your Proxy at the meeting.

Your time and attention to this letter and the accompanying Proxy Statement and Proxy is appreciated.

Sincerely,

Michael D. Siegal
Chairman and Chief Executive Officer

March 23, 2006

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 27, 2006
THE PROXY AND SOLICITATION
PURPOSES OF ANNUAL MEETING
VOTING SECURITIES
PROPOSAL ONE ELECTION OF DIRECTORS
NOMINEES FOR TERMS TO EXPIRE IN 2008
DIRECTORS WHOSE TERMS EXPIRE IN 2007
BOARD OF DIRECTORS MEETINGS AND COMMITTEES
COMPENSATION OF DIRECTORS
BOARD POLICIES
CODE OF ETHICS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
SECURITY OWNERSHIP OF MANAGEMENT
SECTION 16( a ) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EXECUTIVE OFFICERS’ COMPENSATION
SUMMARY COMPENSATION TABLE
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
EMPLOYEE BENEFIT PLANS
RELATED PARTY TRANSACTIONS
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
SHAREHOLDER RETURN PERFORMANCE PRESENTATION
AUDIT COMMITTEE REPORT
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
INCORPORATION BY REFERENCE
OTHER MATTERS
SHAREHOLDERS’ PROPOSALS
ANNUAL REPORT

Olympic Steel, Inc., 5096 Richmond Road, Bedford Heights, OH 44146 (216) 292-3800

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 27, 2006

The Annual Meeting of Shareholders of Olympic Steel, Inc., an Ohio corporation (the Company) will be held on Thursday, April 27, 2006, at 10:00 a.m. Central Time, at Radisson Quad City Plaza, 111 East 2nd Street, Davenport, Iowa 52801, for the following purposes:

1. To elect four Directors for a term expiring in 2008; and

2. To transact such other business that is properly brought before the meeting.

Only holders of the Common Stock of record on the books of the Company at the close of business on March 1, 2006 will be entitled to vote at the meeting.

Your vote is important. All shareholders are invited to attend the meeting in person. However, to ensure your representation at the meeting, please mark, date, and sign your Proxy and return it promptly in the enclosed envelope. Any shareholder attending the meeting may vote in person even if the shareholder returned a Proxy.

By Order of the Board of Directors

Marc Morgenstern
Secretary

Cleveland, Ohio

March 23, 2006

THE ENCLOSED PROXY, WHICH IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY, CAN BE RETURNED IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

2006 ANNUAL MEETING

April 27, 2006

THE PROXY AND SOLICITATION

This Proxy Statement is being mailed on or about March 23, 2006, to the shareholders of Olympic Steel, Inc. (the Company) in connection with the solicitation by the Board of Directors of the enclosed form of Proxy for the 2006 Annual Meeting of Shareholders to be held on Thursday, April 27, 2006, at 10:00 a.m. Central Time, at the Radisson Quad City Plaza, 111 East 2nd Street, Davenport, Iowa 52801. Pursuant to the Ohio General Corporation Law, any shareholder signing and returning the enclosed Proxy has the power to revoke it by giving notice of such revocation to the Company in writing or in the open meeting before any vote with respect to the matters set forth therein is taken. The representation in person or by Proxy of at least a majority of the outstanding shares of Common Stock entitled to vote is necessary to provide a quorum at the Annual Meeting. The election of Directors requires approval by a plurality of the votes cast. As a result, although abstentions and broker non-votes will not be counted in determining the outcome of the vote, they will be counted in determining whether a quorum has been achieved.

The Company will bear the expense of preparing, printing and mailing this Proxy Statement. In addition to solicitation of proxies by mail, certain Officers, Directors and regular employees of the Company, none of whom will receive additional compensation therefor, may solicit proxies by telephone, facsimile, electronic mail or by personal contacts. The Company will request brokers, banks and other custodians, nominees and fiduciaries to send Proxy material to beneficial owners and will, upon request, reimburse them for their expenses.

PURPOSES OF ANNUAL MEETING

The Annual Meeting has been called for the purposes of (1) electing four Directors of the class whose two-year terms of office will expire in 2008, and (2) transacting such other business as may properly come before the meeting and any adjournments thereof.

The two persons named in the enclosed Proxy have been selected by the Board of Directors and will vote Common Stock represented by valid Board of Directors’ Proxies. Unless otherwise indicated in the enclosed Proxy, they intend to vote for the election of the Director-nominees named herein.

VOTING SECURITIES

The Board of Directors has established the close of business on March 1, 2006, as the record date for determining shareholders entitled to notice of the meeting and to vote. On that date, 10,398,269 shares of Common Stock were outstanding and entitled to one vote on all matters properly brought before the Annual Meeting.

PROPOSAL ONE
ELECTION OF DIRECTORS

The Board of Directors is divided into two classes, whose members serve for a staggered two-year term. The term of one class, which currently consists of four Directors, expires in 2006; the term of the other class, which consists of three Directors, expires in 2007.

The Board of Directors has nominated David A. Wolfort, Ralph M. Della Ratta, Martin H. Elrad, and Howard L. Goldstein to stand for reelection as Directors for a two-year term. The two-year term will end upon the election of Directors at the 2008 Annual Meeting of Shareholders.

At the Annual Meeting, the shares of Common Stock represented by valid Proxies, unless otherwise specified, will be voted to elect the four Director-nominees. Each individual nominated for election as a Director of the Company has agreed to serve if elected. However, if any nominee becomes unable or unwilling to serve if elected, the Proxies will be voted for the election of such other person as may be recommended by the Board of Directors. The Board of Directors has no reason to believe that the persons listed as nominees will be unable or unwilling to serve.

The Board of Directors recommends that each shareholder vote “FOR” the Board of Directors’ nominees. Directors will be elected by a plurality of the votes cast at the Annual Meeting.

NOMINEES FOR TERMS TO EXPIRE IN 2008

		Principal Occupation,
		Past Five Years,	Director
Name of Director	Age	Other Directorships	Since

David A. Wolfort	53	President since January 2001 and Chief Operating Officer of the Company since 1995. He serves as a Director of the Metals Service Center Institute (“MSCI”). He is past Chairman of the MSCI Political Action Committee and past Chairman of the MSCI’s Government Affairs Committee, and a Regional Board Member of the Northern Ohio Anti-Defamation League.	1987

Ralph M. Della Ratta	52	Senior Managing Director, since December 2003, Max-Ventures LLC, a venture capital firm and, since August 2004, Western Reserve Partners LLC, an investment banking firm. Mr. Della Ratta was Senior Managing Director and Manager of the Investment Banking Division of McDonald Investments, Inc. Serves on the Board of Directors of Hyland Software, Inc.	2004

Martin H. Elrad	66	Private investor.	1987

		Principal Occupation,
		Past Five Years,	Director
Name of Director	Age	Other Directorships	Since

Howard L. Goldstein	53	Managing Director of Mallah, Furman and Company (a certified public accounting firm) and a Senior Partner for over 15 years. Member of the American Institute of Certified Public Accountants, the Florida Institute of Certified Public Accountants, the Florida Board of Accounting, the New Jersey Board of Certified Public Accountants and the New Jersey Institute of Certified Public Accountants.	2004

DIRECTORS WHOSE TERMS EXPIRE IN 2007

		Principal Occupation,
		Past Five Years,	Director
Name of Director	Age	Other Directorships	Since

Michael D. Siegal	53	Chief Executive Officer of the Company since 1984, and Chairman of the Board since 1994. Serves on the following boards: American National Bank (Cleveland, Ohio) and Metals Service Center Institute (“MSCI”). Vice Chairman of the Development Corporation for Israel and Vice President of the Cleveland Jewish Federation.	1984
Thomas M. Forman	60	Business consultant and private investor. From 1999 to 2000, he served as Chief Administrative Officer and co-founder of HealthSync (a provider of an employer-paid health insurance marketplace). Serves on the Board of Advisors of the Shaker Consulting Group and White Dove Mattress Company. Previously served as Vice President of Sealy Corporation and as Executive Vice President and a member of the Board of Directors of Bridgestone/Firestone, Inc.	1994
James B. Meathe	48	Since 2005, Managing Partner, Walloon Ventures, a real estate development firm. Vice Chairman of Palmer & Cay, Inc. (an insurance and brokerage firm) from 2004 to 2005. Previously served as President and Chief Operating Officer of Palmer & Cay from 2003 to 2004. Managing Director and Chairman Midwest Region of Marsh Inc. (a risk and insurance services firm) from 1999 to 2002. Previously, he served in several senior management positions with Marsh Inc. Serves on the Board of Directors of Boykin Lodging Company.	2001

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

The Board of Directors of the Company held four regularly scheduled meetings and six other meetings in 2005. The Board of Directors has an Audit Committee, a Compensation Committee, and a Nominating Committee. The Audit Committee, Compensation

Committee and Nominating Committee held four meetings, six meetings and one meeting, respectively, in 2005. The Committees receive their authority and assignments from the Board of Directors and report to the Board of Directors.

All of the current Directors attended at least seventy-five percent of the Board meetings and all applicable committee meetings held during 2005. In addition to holding regular committee meetings, the Board members also reviewed and considered matters and documents and communicated with each other wholly apart from the meetings. The Board of Directors has determined that Messrs. Della Ratta, Elrad, Forman, Goldstein, and Meathe are independent Directors as defined in the National Association of Securities Dealers, Inc. listing standards.

Audit Committee.  The Audit Committee is chaired by Mr. Goldstein and also consists of Messrs. Della Ratta, Elrad and Forman. The Audit Committee is responsible for monitoring and overseeing the Company’s internal controls and financial reporting processes, as well as the independent audit of the Company’s consolidated financial statements by the Company’s independent auditors. Each committee member is an “independent director” as defined in the National Association of Securities Dealers, Inc. listing standards and applicable SEC rules. Mr. Goldstein has been designated by the Board as the “audit committee financial expert” under SEC rules and satisfies the NASD’s professional experience requirements. Additional information on the committee and its activities is set forth in the “Audit Committee Report” below.

Compensation Committee.  The Compensation Committee is chaired by Mr. Forman and also consists of Messrs. Elrad, Goldstein and Meathe. This committee reviews and approves the Company’s Executive compensation policy, makes recommendations concerning the Company’s employee benefit policies, and has authority to administer the Company’s Stock Option Plan. Additional information on the committee and its activities is set forth in the “Compensation Committee Report on Executive Compensation” below.

Nominating Committee.  The Nominating Committee is chaired by Mr. Elrad and also consists of Messrs. Della Ratta and Goldstein. This committee functions to advise and make recommendations to the Board concerning the selection of candidates as nominees for Directors, including those individuals recommended by shareholders. The Nominating Committee operates pursuant to a written charter which can be found on the Company’s website at www.olysteel.com. Each committee member is an “independent director” as defined in the National Association of Securities Dealers, Inc. listing standards

COMPENSATION OF DIRECTORS

During 2005, each Director who was not an employee of the Company received a $45,000 annual retainer, payable in quarterly installments and reimbursement for out-of-pocket expenses incurred in connection with attending board meetings. The Audit Committee Chairman received an additional $10,000 and the Chairmen of the Compensation and Nominating Committees each received an additional $5,000. Upon appointment to the Board, each outside Director is entitled to a stock option grant of 10,000 shares. Directors who are also employees of the Company receive no additional remuneration for serving as Directors.

BOARD POLICIES

Shareholder Communications.  Shareholders may send written communications to the Board or any one or more of the individual Directors by mail. Any shareholder who wishes to send a written communication to any member of the Board may do so in care of the Secretary of the Company, who will forward any communications directly to the Director(s) in question.

Director Nominations Process.  The Board’s process for identifying and evaluating nominees for Director consists principally of evaluating candidates who are recommended by the Nominating Committee. The Nominating Committee may also, on a periodic basis, solicit ideas for possible candidates from a number of sources, including current members of the Board, senior level Company Executives, individuals personally known to members of the Board, and employment of one or more search firms.

Except as may be required by rules promulgated by Nasdaq or the SEC, there are currently no specific, minimum qualifications that must be met by each candidate for the Board of Directors, nor are there specific qualities or skills that are necessary for one or more of the members of the Board of Directors to possess. In evaluating the suitability of the candidates, the Nominating Committee takes into consideration such factors as it deems appropriate. These factors may include, among other things, issues of character, judgment, independence, age, expertise, diversity of experience, length of service, other commitments and the like. The Committee evaluates such factors, among others, and considers each individual candidate in the context of the current perceived needs of the Board of Directors as a whole and of committees of the Board.

The Nominating Committee will consider Director candidates recommended by shareholders if properly submitted. Shareholders wishing to suggest persons for consideration as nominees for election to the Board at the 2007 Annual Meeting may do so by providing written notice to the Company in care of Marc Morgenstern, Secretary, no later than December 31, 2006. Such recommendation must include the information required of Director-nominations by the Company’s Code of Regulations. Assuming that a properly submitted shareholder recommendation for a potential nominee is received and appropriate biographical and background information is provided, the Nominating Committee and the Board follow the same process and apply the same criteria as they do for candidates submitted by other sources.

Annual Meeting Attendance.  The Board of Directors does not have a formal policy with regard to Directors’ attendance at the Annual Meeting of Shareholders. However, because a Board meeting usually precedes the Annual Meeting, all Directors are urged to attend. Last year, six of the seven Directors were present at the Annual Meeting.

CODE OF ETHICS

The Company has adopted a Business Ethics Policy (the “Code”). The full text of the Code is available through the “Investor Relations” section of the Company’s website at www.olysteel.com. The Code applies not only to the Executive and Financial Officers, but also to all employees of the Company. The Company intends to disclose any amendments to the Code, and all waivers from the Code for Directors and Named Executive Officers, by posting such information on its website.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information regarding the beneficial ownership of Common Stock as of March 1, 2006 by each person or entity known to the Company to beneficially own 5% or more of the outstanding Common Stock based upon information furnished to the Company:

	Number of Shares	Percentage of
Names of Beneficial Owners	Beneficially Owned[1]	Ownership

Michael D. Siegal
5096 Richmond Road
Cleveland, OH 44146	1,618,100[2]	15.4%
Royce & Associates, LLC
1414 Avenue of the Americas
New York, NY 10019	1,143,100[3]	11.0%
Dimensional Fund Advisors Inc.
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401	883,968[4]	8.5%
David A. Wolfort
5096 Richmond Road
Cleveland, OH 44146	701,903[5]	6.6%
Aegis Financial Corporation
1100 North Glebe Road, Suite 1040
Arlington, VA 22201	579,207[6]	5.6%

[1]	Unless otherwise indicated below, the persons named in the table above have sole voting and investment power with respect to the number of shares set forth opposite their names. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or will become exercisable within sixty days after March 1, 2006 are considered outstanding, while these shares are not considered outstanding for purposes of computing the percentage ownership of any other person.

[2]	Includes 100,000 shares issuable upon exercise of options exercisable within sixty days of March 1, 2006.

[3]	Based on Schedule 13G/A filed with the Securities and Exchange Commission on January 31, 2006.

[4]	Based on Schedule 13G/A filed with the Securities and Exchange Commission on February 6, 2006, Dimensional Fund Advisors Inc. (“Dimensional”), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds.” In its role as investment advisor or manager, Dimensional possesses investment and/or voting power over the shares of Common Stock owned by the Funds, and may be deemed to be the beneficial owner of those shares under applicable SEC rules. However, all of these shares are owned by the Funds, and Dimensional disclaims beneficial ownership of such shares.

[5]	Includes 210,667 shares issuable upon exercise of options exercisable within sixty days of March 1, 2006.

[6]	Based on Schedule 13G filed with the Securities and Exchange Commission on February 14, 2006. William S. Berno, Paul Gambal and Scott L. Barbee have shared voting and dispositive power with respect to these shares.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of Common Stock as of March 1, 2006 by the Company’s Directors, each of the Officers named in the summary compensation table included herein, and all the Directors and Executive Officers as a group.

	Number of Shares		Percentage of
Names of Beneficial Owners	Beneficially Owned[1]		Ownership

Michael D. Siegal	1,618,100	[2]	15.4%
David A. Wolfort	701,903	[3]	6.6%
Richard T. Marabito	47,167	[4]	*
Heber MacWilliams	38,133	[5]	*
James B. Meathe	20,533	[5]	*
Thomas M. Forman	18,033	[5]	*
Richard A. Manson	12,860	[5]	*
Howard L. Goldstein	10,600	[5]	*
Ralph M. Della Ratta	6,000	[5]	*
Martin H. Elrad	5,000	[5]	*
All Directors and Executive Officers as a group (10 persons)	2,478,329	[6]	22.9%

* Less than 1%

[1]	Unless otherwise indicated below, the persons named in the table above have sole voting and investment power with respect to the number of shares set forth opposite their names. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or will become exercisable within sixty days after March 1, 2006 are considered outstanding, while these shares are not considered outstanding for purposes of computing the percentage ownership of any other person.

[2]	Includes 100,000 shares issuable upon exercise of options exercisable within sixty days of March 1, 2006.

[3]	Includes 210,667 shares issuable upon exercise of options exercisable within sixty days of March 1, 2006.

[4]	Does not include 3,000 shares held in various trusts for the benefit of Mr. Marabito’s children. Mr. Marabito disclaims beneficial ownership of such shares. Includes 41,667 shares issuable upon exercise of options exercisable within sixty days of March 1, 2006.

[5]	Includes shares issuable upon exercise of options exercisable within sixty days of March 1, 2006 as follows: MacWilliams – 26,333, Manson – 8,500, Elrad – 5,000, Forman – 15,833, Meathe – 18,333, Della Ratta – 4,000, Goldstein – 9,000.

[3]	Includes 439,333 shares issuable upon exercise of options exercisable within sixty days of March 1, 2006.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Act of 1934, as amended, requires the Company’s Officers and Directors, and persons who own greater than 10% of the Company’s Common Stock, to file reports of ownership and changes in ownership to the SEC. Officers, Directors and more than 10% shareholders are required by the SEC to furnish to the Company copies of all Section 16(a) reports they file. Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company during 2005 and Form 5 and amendments thereto furnished to the Company with respect to 2005, or a written representation from the reporting person that no Form 5 is required, all filings required to be made by the Company’s Officers and Directors were timely made.

EXECUTIVE OFFICERS’ COMPENSATION

The following table sets forth certain information with respect to the compensation paid by the Company during the years ended December 31, 2005, 2004, and 2003 to the Chief Executive Officer and each of the other Executive Officers (the “Named Executive Officers”) of the Company:

SUMMARY COMPENSATION TABLE

Name and		Annual Compensation[1]		All Other
Principal Position(s)	Year	Salary	Bonus[2]	Compensation[3]

Michael D. Siegal,	2005	$575,000	$556,706	$12,450
Chairman of the Board and	2004	492,500	1,640,742	6,150
Chief Executive Officer	2003	400,000	0	0
David A. Wolfort,	2005	$425,000	$556,706	$12,450
President and	2004	411,943	1,640,740	6,150
Chief Operating Officer	2003	385,000	20,000	0
Richard T. Marabito,	2005	$300,000	$556,706	$12,450
Chief Financial Officer	2004	252,692	1,643,237	6,150
	2003	200,000	0	0
Heber MacWilliams,	2005	$166,860	$194,776	$12,450
Chief Information Officer	2004	168,667	651,816	6,150
	2003	150,000	0	0
Richard A. Manson,	2005	$132,000	$194,776	$12,450
Treasurer	2004	131,654	651,816	6,150
	2003	122,000	0	0

[1]	In accordance with SEC rules, disclosure of perquisites is omitted for each Named Executive Officer as the total perquisites and other personal benefits per year (valued on the basis of aggregate incremental cost to the Company) did not exceed the lesser of $50,000 or 10% of the Officer’s combined salary and bonus.

[2]	The bonus column represents amounts earned during that fiscal year.

[3]	“All Other Compensation” includes contributions to the Company’s 401(k) plan to match pre-tax elective deferral contributions and a 3.0% profit sharing contribution in 2005.

No stock options were granted to the Named Executive Officers during 2005. The following table sets forth certain information concerning the number and value of unexercised options held by each of the Named Executive Officers at December 31, 2005.

Aggregated Option Exercises in 2005
and December 31, 2005 Values

			Number of Securities Underlying		Value of In-The-Money
	Options Exercised		Options at Year End		Options at Year End[1]
	Shares Acquired in	Value
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Michael D. Siegal	0	$0	100,000	3,333	$2,485,000	$82,825
David A. Wolfort	0	$0	250,667	63,333	$6,229,075	$1,573,825
Richard T. Marabito	0	$0	73,167	3,333	$1,818,200	$82,825
Heber MacWilliams	0	$0	31,333	1,667	$778,625	$41,425
Richard A. Manson	0	$0	17,500	2,500	$434,875	$62,125

[1]	These values are based on the spread between the respective exercise price of outstanding stock options and the fair market value of the Company’s Common Stock at December 31, 2005 ($24.85). These amounts may not represent amounts actually realized by the Named Executive Officers. For information regarding option exercises subsequent to December 31, 2005, refer to the respective Statement of Changes in Beneficial Ownership on Form 4 filed with the SEC by certain of the Named Executive Officers. These reports may be viewed on the SEC’s website at www.sec.gov.

Retention Agreements.  The Company has executed Management Retention Agreements (the “Retention Agreements”) with Messrs. Siegal, Wolfort, Marabito, MacWilliams and Manson. Under the Agreements, which do not become operative unless there is a Change-in-Control of the Company (as defined in the Retention Agreements), the Company agrees to continue the employment of the Officer for a certain period (the “Contract Period”) following the Change-in-Control in the same position with the same duties and responsibilities and at the same compensation level as existed prior to the Change-in-Control. If during the Contract Period the Officer’s employment is terminated without cause, or the Officer terminates his employment for “good reason,” the Officer shall receive a lump-sum severance payment (the “Severance Amount”) with continuation of benefits for one year. The Contract Period for Messrs. Siegal and Wolfort is two years and their Severance Amount equals 2.99 times the average of their respective last three years’ compensation. The Contract Period for Messrs. Marabito, MacWilliams and Manson is one year and their Severance Amount equals one times the average of their respective last three years’ compensation. Each of the Retention Agreements contains a non-competition prohibition for one year post-employment (two years in the cases of Messrs. Siegal and Wolfort).

Siegal Employment Agreement.  Mr. Siegal serves as Chief Executive Officer of the Company pursuant to an employment agreement terminating December 31, 2006. Under the agreement, effective July 1, 2004, Mr. Siegal receives a base salary of $575,000, subject to possible increases as determined by the Compensation Committee. Bonus compensation will be determined by the Compensation Committee under the Senior Management Compensation Plan. If the Company terminates Mr. Siegal’s employment without “cause” during the employment term, he shall continue to receive his compensation under the agreement for a period ending on the earlier of (i) December 31, 2006 or (ii) one year following the termination of employment. The employment agreement contains a two-year non-competition and non-solicitation prohibition.

Wolfort Employment Agreement.  Mr. Wolfort serves as President and Chief Operating Officer of the Company pursuant to an employment agreement, effective January 1, 2006, expiring on January 1, 2011, with an automatic three year extension unless the Company or Mr. Wolfort provide notice otherwise on or before July 1, 2010. Under the agreement, Mr. Wolfort receives a base salary of $550,000, subject to possible increases as determined by the Compensation Committee. Performance based bonus compensation will be determined by the Compensation Committee under the Senior Management Compensation Plan. If the Company terminates Mr. Wolfort’s employment without “cause” during the employment term, he would continue to receive his compensation under the agreement for a period ending on the earlier of (i) December 31, 2010 (subject to extension), (ii) a breach of the non-competition, non-solicitation or confidentiality clause, or (iii) twenty four months from the date of termination of employment. The agreement contains non-competition, non-solicitation and confidentiality provisions during the period that Mr. Wolfort is employed by the Company and for 24 months following any termination of employment.

Marabito Employment Agreement.  Mr. Marabito serves as Chief Financial Officer of the Company pursuant to an employment agreement terminating December 31, 2006. Under the agreement, effective July 1, 2004, Mr. Marabito receives a base salary of $300,000, subject to possible increases as determined by the Compensation Committee.

Bonus compensation will be determined by the Compensation Committee under the Senior Management Compensation Plan. If the Company terminates Mr. Marabito’s employment without “cause” during the employment term, he shall continue to receive his compensation under the agreement for a period ending on the earlier of (i) December 31, 2006 or (ii) one year following the termination of employment. The employment agreement contains a one-year non-competition and non-solicitation prohibition.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of the Compensation Committee is (or ever was) an Officer or employee of the Company or any of its subsidiaries. There are no Compensation Committee interlocks as defined by applicable SEC rules.

EMPLOYEE BENEFIT PLANS

Senior Manager Compensation Plan.  Each of the Executive Officers participates in the Senior Management Compensation Plan which focuses on pre-tax income and other key operating metrics. Under this compensation program, each of the Executive Officers can be granted stock options based on the Company’s performance. The determination of the stock option grants is made by the Compensation Committee.

Stock Option Plan.  Pursuant to the provisions of the Company’s Stock Option Plan (the “Plan”), key employees of the Company, non-employee Directors of the Company and consultants may be offered the opportunity to acquire shares of Common Stock by the grant of stock options including both incentive stock options (ISO’s), within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and nonqualified stock options. ISO’s are not available to consultants. The Plan will terminate in January 2009; however, termination of the Plan will not affect outstanding options. The Compensation Committee administers the Plan. The Compensation Committee has broad discretion to set the terms and conditions of the options, provided that no option may be exercisable more than ten years after the date of grant. As of March 1, 2006, 26 employees and outside Directors have options exercisable under the Plan. No stock option grants were made in 2005.

The following table provides information as of December 31, 2005 regarding shares outstanding and available for issuance under the Company’s existing stock option plan:

	Number of Securities		Number of
	to be Issued Upon	Weighted-average	Securities
	Exercise of	Exercise Price of	Remaining Available
Plan Category	Outstanding Options	Outstanding Options	for Future Issurance

Equity compensation plans approvedby security holders	753,845	$6.00	22,386
Equity compensation plans not approved by security holders	—	—	—

Totals	753,845	$6.00	22,386

Voluntary Deferred Compensation Plan.  Effective December 15, 2004, the Company adopted the Olympic Steel, Inc. Executive Deferred Compensation Plan. Under the plan, participants of the Senior Management Compensation Plan are eligible to defer receipt of portions of their salary or bonus until later years.

Supplemental Executive Retirement Plan.  Effective January 1, 2005, the Board of Directors adopted the Olympic Steel, Inc. Supplemental Executive Retirement Plan (the “Plan”). The Plan is an unfunded, non-qualified pension plan established to provide certain Executives with benefits that could not be provided due to legal limitations under the Company’s other plans. Initially, only Messrs. Siegal, Wolfort and Marabito are participants under the Plan. Under the Plan, participants are awarded 13% of Applied Compensation, plus an Additional Percentage of Applied Compensation. Applied Compensation is defined as base annual salary plus the amount payable under the annual cash bonus plan; however, the Applied Compensation cannot exceed 150% of base annual salary. The Additional Percentage of Applied Compensation, which is performance-based, is dependent upon the Company’s Return on Invested Capital (“ROIC”) and is calculated using the following table:

Actual ROIC	Additional Percentage

5% or less	0.0%
6%	0.8%
7%	1.6%
8%	2.4%
9%	3.2%
10%	4.0%
11%	6.6%
12%	9.2%
13%	11.8%
14%	14.4%
15%	17.0%
16% or greater	19.6%

ROIC is defined as earnings before interest and income taxes divided by the average of the Company’s total shareholder equity plus institutional debt.

The Compensation Committee believes that these employee benefit plans further align the interests of management and shareholders and will provide long-term incentive for maximizing shareholder value.

RELATED PARTY TRANSACTIONS

Since 1978, a corporation owned by family members of Mr. Siegal handled a portion of the freight activity for the Company’s Cleveland operation. Payments to this entity approximated $567,000 for the year ended December 31, 2005. The entity ceased operation in June 2005. Since 1956, a partnership partially owned by family members of Mr. Siegal has owned one of the Cleveland warehouses and currently leases it to the Company at an annual rental of $195,300. The lease expires in 2010.

The Company purchased several business insurance contracts through an insurance broker that formerly employed Mr. Meathe. Commissions and fees paid by the Company to the insurance broker were approximately $99,000 during 2005.

Mr. Forman serves on the Board of Advisors for a firm that provides psychological testing profiles for new hires of the Company. Fees paid to the firm by the Company were approximately $13,000 during 2005.

Mr. Siegal and Mr. Wolfort were minority investors in a company that provided online services to Olympic’s employees with respect to their retirement plan accounts. Mr. Siegal also served as an advisor for that company. Since December 2004, this company no longer provided services to Olympic’s employees.

COMPENSATION COMMITTEE REPORT
ON EXECUTIVE COMPENSATION

The Compensation Committee is responsible for setting and administering the policies that govern the base salaries, bonuses and other compensation matters of the Executive Officers of the Company. The Compensation Committee Charter describes in greater detail the full responsibilities of the Committee and is available through the “Investor Relations” section of the Company’s website at www.olysteel.com.

The Compensation Committee is comprised solely of non-employee Directors who satisfy the independence requirements of the listing standards of National Association of Securities Dealers, Inc., are “non-employee directors” pursuant to SEC Rule 16b-3, and are “outside directors” for purposes of Section 162(m) of the Internal Revenue Code. The Compensation Committee held six meetings in 2005 to review the compensation program and policies for the Executive Officers of the Company. In 2005, the Board did not modify or reject in any material way any recommendation or action of the Committee. This report documents the basis of compensation for 2005, with regard to the Company’s Chief Executive Officer and other Executive Officers.

Compensation Policy.  The Executive compensation policy of the Company is based on the following philosophy: (i) the need to retain and, as necessary, attract highly qualified Executives with a compensation plan that is competitive with both public and privately held steel and steel-related companies; (ii) recognizing the cyclicality of the steel industry, providing no incentive when the Company is not profitable and providing an uncapped incentive that increases as the Company’s profits increase; and (iii) devising a compensation program that appropriately aligns the interests of Executive Officers with those of the Company’s shareholders in increasing shareholder value.

The Compensation Committee takes into account various qualitative and quantitative indicators of Company and individual performance in determining the level and composition of compensation for the Chief Executive Officer and the other Executive Officers. While the Committee considers the financial and operating performance of the Company, the Committee does not apply any specific quantitative formula in making compensation decisions. However, achievement of bonus opportunities under the Senior Management Compensation Plan is generally based on specific Company performance measures as described below. The Committee also appreciates the importance of achievements that may be difficult to quantify and, accordingly, recognizes qualitative factors, such as successful supervision of major corporate projects and demonstrated leadership ability. In establishing the Supplemental Executive Retirement Plan (“SERP”), the Committee consulted with a nationally-recognized, independent compensation consulting firm. From time-to-time, the Committee may receive assessments and advice regarding the Company’s compensation practices from independent compensation consultants.

Base Salaries.  The annual base salary of the Executive Officers is based upon an evaluation of their significant contributions as individuals and as a team, as subjectively determined by the Compensation Committee, in accordance with their respective employment agreements. The Committee reviewed the cash compensation of numerous senior Executives in positions in other steel and steel-related companies, as well as other similar sized companies outside of the steel industry, to determine the range of the base salaries. Base salaries for 2005 were reviewed and approved by the Compensation Committee, and the amounts paid are included in the Summary Compensation Table.

Incentive Compensation.  A significant portion of the Executive Officers’ compensation is incentive bonus-based and tied to Company performance in certain key metrics: pre-tax income, growth in tons sold, safety, inventory turnover and expense control. Bonuses earned in 2005 are included in the “Summary Compensation Table.” For years after 2004, the Compensation Committee adjusted the payment of bonuses under the Senior Manager Compensation Plan to provide for payments over three years with certain exceptions, compliance with non-competition provisions being a prerequisite for payment.

Long-Term Equity-Based Compensation.  The Company periodically grants new equity-based awards to provide continuing incentives for future performance. Like base salary and the annual incentive payments, award levels are set with regard to competitive considerations, and each individual’s actual award is based upon the individual’s performance, potential for increased responsibility and contributions, leadership ability and commitment to the Company’s strategic efforts. The timing and amount of previous awards to, and held by, Executive Officers is reviewed but is only one factor in determining the size of current grants. After consideration of the foregoing factors, and in view of the other elements of the Company’s compensation program, the incentive bonus compensation paid in 2005 and the limited number of shares available for future grants under the Company’s Stock Option Plan, no stock options or other equity incentive awards were granted to Executive Officers in 2005.

Other Matters.  In addition to their other compensation, the Executive Officers of the Company are also eligible to receive other benefits, such as medical benefits and profit sharing plan contributions, that are generally available to employees of the Company. Certain Executive Officers are also eligible for certain benefits that are not generally available, such as contributions under the Supplemental Executive Retirement Plan, or SERP, adopted in January 2005 and participation in the Executive Deferred Compensation Plan described elsewhere in this proxy statement. The Committee believes these benefits help the Company remain competitive for attracting and retaining key executive talent.

Chief Executive Officer Compensation.  The Chief Executive Officer participates in the same compensation plan provided to the other Executive Officers of the Company. During 2004, a nationally-recognized compensation consultant was engaged to aid the Compensation Committee in establishing a proper compensation level. The base salary for the Chief Executive Officer, Michael D. Siegal, was based upon the Compensation Committee’s subjective evaluation of his performance, considering his years of experience, contributions and accomplishments, his commitment to increasing shareholder value and information provided by the compensation consultant. The Compensation Committee also considered the base compensation packages of other Chief Executive Officers for comparable companies. Consistent with the philosophy of the Senior Manager Compensation Plan, the overall pretax income of the Company is a primary variable in determining the total compensation paid to the Chief Executive Officer. Mr. Siegal owns a significant number of shares of the Company, which provides additional long-term incentive for maximizing shareholder value. Mr. Siegal was not granted any additional stock options or other equity awards in 2005. Mr. Siegal’s current employment agreement expires on December 31, 2006.

Review of All Components of Executive Compensation.  The Committee has reviewed all components of compensation of the Company’s Chief Executive Officer and the other Executive Officers, including salary, bonus, equity and long-term incentive compensation, accumulated realized and unrealized stock option gains, the dollar value to the Executive and cost to the Company of all perquisites and other personal benefits, and potential retirement and severance benefits.

Effect of Section 162(m) of the Internal Revenue Code.  Section 162(m) of the Internal Revenue Code denies a publicly held corporation, such as the Company, a federal income tax deduction for compensation in excess of $1 million in a taxable year paid to each of its Chief Executive Officer and the four other most highly compensated Executive Officers. Certain “performance based” compensation, such as stock options awarded at fair market value, is not subject to the limitation on deductibility provided that certain shareholder approval and independent Director requirements are met. To the extent consistent with the Company’s compensation policies and the Committee’s assessment of the interests of shareholders, the Company seeks to design its Executive compensation programs to preserve its ability to deduct compensation paid to Executives under these programs. However, the Committee also weighs the burdens of such compliance against the benefits to be obtained by the Company and may pay compensation that is not deductible or fully deductible if it determines that such payments are in the Company’s best interests. For example, bonuses paid under the Company’s Senior Management Compensation Plan do not satisfy the requirements for the performance-based compensation exemption from Section 162(m).

Conclusion.  The recruitment and retention of talented and motivated Executive Officers is critical to the Company’s success and the creation of shareholder value. We believe that the Company’s Executive compensation program accomplished this objective in 2005 through its emphasis on compensation that is performance-based, shareholder-aligned, and competitive, as described in this report.

This report is submitted on behalf of the members of the Compensation Committee:

Thomas M. Forman, Chairman
Martin H. Elrad
Howard L. Goldstein
James B. Meathe

SHAREHOLDER RETURN PERFORMANCE PRESENTATION

Set forth below is a line graph comparing the cumulative total shareholder return on the Company’s Common Stock against the cumulative total return of the Nasdaq U.S. composite index and indices to peer groups from December 31, 2000 through December 31, 2005. The comparisons in the graph below are based on historical data and are not intended to forecast the possible future performance of the Company’s Common Stock.

TOTAL RETURN TO SHAREHOLDERS
(Assumes $100 investment on 12/13/00)

Total Return
Analysis	12/31/2000	12/31/2001	12/31/2002	12/31/2003	12/31/2004	12/31/2005
Olympic Steel, Inc.	$100.00	$129.52	$162.54	$417.01	$1,346.51	$1,262.19
Peer Group	$100.00	$99.86	$96.80	$155.69	$218.04	$286.83
Nasdaq US Index	$100.00	$78.95	$54.06	$81.09	$88.06	$89.27

Source:  CTA Public Relations www.ctapr.com (303) 665-4200. Data from BRIDGE Information Systems, Inc.

[1]	Peer Group consists of A.M. Castle & Co., Gibraltar Industries, Inc., Shiloh Industries, Inc., Steel Technologies Inc., Ryerson Inc., Reliance Steel and Aluminum Company, and Worthington Industries, Inc.

AUDIT COMMITTEE REPORT

The purpose of the Audit Committee is to assist the Board in its general oversight of the Company’s financial reporting, internal controls and audit functions. The Audit Committee Charter describes in greater detail the full responsibilities of the Committee and is available through the “Investor Relations” section of the Company’s website at www.olysteel.com. The Audit Committee is comprised solely of independent Directors as defined by the listing standards of National Association of Securities Dealers, Inc.

The Audit Committee has reviewed and discussed the consolidated financial statements with management and PricewaterhouseCoopers LLP (“PwC”), the Company’s independent auditors. Management is responsible for the Company’s financial statements and the financial reporting process, including the systems of internal controls. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements and internal control over financial reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The Audit Committee monitors and oversees these processes on behalf of the Board of Directors.

Management completed the documentation, testing and evaluation of the Company’s system of internal controls over financial reporting in 2004. During 2005, the second year of certification, management continued to review and enhance the internal control evaluation process and the Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management. In connection with this oversight, the Committee receives periodic updates provided by management and PwC at each regularly scheduled Committee meeting. These updates occur at least quarterly. The Committee also holds regular private sessions with PwC to discuss their audit plan for the year, the financial statements and risks of fraud. At the conclusion of the process, management provides the Committee with and the Committee reviews a report on the effectiveness of the Company’s internal control over financial reporting. The Committee also reviews the report of management contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 filed with the SEC, as well as PwC’s Report of Independent Registered Public Accounting Firm included in the Company’s Annual Report on Form 10-K related to its integrated audit of the Company’s fiscal 2005 (i) consolidated financial statements, (ii) management’s assessment of the effectiveness of internal control over financial reporting and (iii) the effectiveness of internal control over financial reporting.

As part of fulfilling its responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements for 2005 with management and discussed with the Company’s independent auditors those matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees) and PCAOB Auditing Standard No. 2 (An Audit of Internal Control Over Financial Reporting Performed in Conjunction with an Audit of Financial Statements). The Audit Committee received the written disclosures and the letter required by Independent Standards Board Standard No. 1 (Independence Discussions with Audit Committee) from PwC and discussed that firm’s independence with representatives of the firm. The Audit Committee also monitored the services provided by the independent auditors, pre-approved all audit-related services, discussed with PwC the effect of the non-audit services performed on auditor independence, and concluded that the provision of such services by PwC was compatible with the maintenance of that firm’s independence in conducting its auditing functions.

Based upon the Audit Committee’s review of the audited consolidated financial statements and its discussions with management and the Company’s independent auditors, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements for the fiscal year ended December 31, 2005 in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.

This report is submitted on behalf of the members of the Audit Committee:

Howard L. Goldstein, Chairman
Ralph M. Della Ratta
Martin H. Elrad
Thomas M. Forman

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Company has selected PricewaterhouseCoopers LLP, an independent registered public accounting firm, as its independent auditors for 2006. The decision to retain PwC was made by the Audit Committee. Representatives of PwC are expected to be present at the Annual Meeting, have the opportunity to make a statement if they desire to do so, and to be available to respond to appropriate questions.

Audit Fees.  Aggregate fees for professional services rendered by PwC for the audit of the Company’s annual financial statements and for its review of the financial statements included in the Company’s Forms 10-Q were $511,700 for 2005 and $482,000 for 2004. Services performed in 2005 include the audit of the Company’s annual financial statements, the internal control attestations required under the Sarbanes-Oxley Act, and the quarterly reviews of the financial statements included in the Company’s Forms 10-Q. Services performed in 2004 also include the issuance of a comfort letter related to a proposed equity offering.

Audit-Related Fees.  Aggregate fees for assurance and related services by PwC that were reasonably related to the performance of the audit or review of the Company’s financial statements and which were not reported under “Audit Fees” above were $0 in 2005 and $14,700 in 2004. The services performed in 2004 related to the application of FASB Interpretation No. 46.

Tax Services.  There were no fees for tax services paid to PwC in 2005 and 2004.

All Other Fees.  There were no other fees paid to PwC in 2005 or 2004.

Pre-Approval Policy.  All services listed above were pre-approved by the Audit Committee, which concluded that the provision of such services by PwC was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee Charter provides for pre-approval of non-audit services.

INCORPORATION BY REFERENCE

To the extent that this proxy statement is incorporated by reference into any other filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, the sections of this proxy statement entitled “Compensation Committee Report on Executive Compensation,” “Audit Committee Report” and “Shareholder Return Performance Presentation” will not be deemed incorporated, unless specifically provided otherwise in such filing.

OTHER MATTERS

The Board of Directors of the Company is not aware that any matter other than listed in the Notice of Meeting that is to be presented for action at the meeting. If any of the Board’s nominees is unavailable for election as a Director or for good cause will not serve, or if any other matter should properly come before the meeting or any adjournments thereof, it is intended that votes will be cast pursuant to the Proxy in respect thereto in accordance with the best judgment of the person or persons acting as proxies.

SHAREHOLDERS’ PROPOSALS

The deadline for shareholders to submit proposals to be considered for inclusion in the Proxy Statement for the 2007 Annual Meeting of Shareholders is expected to be November 23, 2006.

Shareholder nominations of a person for possible election as a Director for the Company’s 2007 Annual Meeting of Shareholders must be received by the Company not later than December 23, 2006, and must be in compliance with applicable laws and regulations and the requirements set forth in the Company’s Code of Regulations.

Proxies appointed by management will use their discretionary authority to vote the shares they represent as the Board of Directors may recommend at the Company’s 2007 Annual Meeting of Shareholders if a shareholder raises a proposal which is not to be included in the Company’s proxy materials for such meeting and the Company does not receive proper notice of such proposal at its principal executive offices by February 6, 2007. If notice of any such proposal is timely received, the proxy holders may exercise discretionary authority with respect to such proposal only to the extent permitted by applicable SEC rules. Such proposal must in any circumstance be, under law, an appropriate subject for shareholder action in order to be brought before the meeting.

Any such proposals should be sent in care of the Corporate Secretary at the Company’s principal executive offices.

ANNUAL REPORT

The Company’s Annual Report for the year ended December 31, 2005, including consolidated financial statements of the Company and the report thereon of PricewaterhouseCoopers LLP is being mailed to shareholders with this Notice of the Annual Meeting and Proxy Statement.

Marc Morgenstern
Secretary

By Order of the Board of Directors
March 23, 2006

OLYMPIC STEEL, INC.
PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.●

[	]

1.	Election of four Directors:
	Nominees:	David A. Wolfort
Ralph M. Della Ratta
Martin H. Elrad
Howard L. Goldstein
INSTRUCTION: To withhold authority to vote for any individual nominee, write the nominee’s name on the space provided below.

For All ☐	Withhold All ☐	For All Except ☐

2.	Any other matter that may properly come before this Meeting and any adjournment thereof.

Dated: _______________________________, 2006

Signature or Signatures
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

▲ FOLD AND DETACH HERE ▲
Regardless of whether you plan to attend the Annual Meeting
of Shareholders, you can be sure your shares are
represented at the meeting by promptly returning
your proxy in the enclosed envelope.
7152—Olympic Steel, Inc.

PROXY	PROXY
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 27, 2006
This Proxy is Solicited by the Board of Directors
     At the Annual Meeting of Shareholders of OLYMPIC STEEL, INC. to be held on April 27, 2006, and at any adjournment, MICHAEL D. SIEGAL and DAVID A. WOLFORT, and each of them, with full power of substitution and resubstitution, are hereby authorized to represent me and vote all my shares on the following matters described in the Notice of Annual Meeting of Shareholders and Proxy Statement, the receipt of which is acknowledged.
     You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxies cannot vote your shares unless you sign and return this Card. Unless otherwise specified above, this proxy will be voted FOR the election as Directors of the nominees noted on the reverse side. The Proxies, in their discretion, are further authorized to vote for the election of a person to the Board of Directors if any nominee herein becomes unavailable to serve or for good cause will not serve, and in their best judgment on any other matters that may properly come before the Annual Meeting and any adjournments thereof.
PLEASE DATE, SIGN, AND RETURN IN THE ENCLOSED ENVELOPE—NO POSTAGE NECESSARY.
(Continued and to be signed on reverse side.)

7152—Olympic Steel, Inc.